Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Pre-effective Amendment No. 9 to Registration Statement on Form S-3 of our report dated on March 29, 2022, with respect to the consolidated financial statements of Greenpro Capital Corp. as of and for the year ended December 31, 2021 in Annual report on Form 10-K filed on March 29, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)
Kuala Lumpur, Malaysia
April 13, 2022